PIMCO Fundamental IndexPLUS Fund and the PIMCO Fundamental IndexPLUS TR
Fund - Investment Guideline Changes:

The Board of Trustees voted to change the non-fundamental investment objectives of the PIMCO Fundamental IndexPLUS Fund and the PIMCO Fundamental IndexPLUS TR
Fund.

As a result, effective May 31, 2006 the summary information with respect to the
PIMCO Fundamental IndexPLUS Fund and PIMCO Fundamental IndexPLUS TR Fund on page
3 is replaced in its entirety with the following:

Domestic Equity-Related Funds

Fundamental IndexPLUS:

- Main Investments
FTSE RAFI 1000 Index derivatives backed by a portfolio of short-term fixed-income securities
- Duration
0-1 year
- Credit Quality(1)
B to Aaa; max 10% below Baa
- Non-U.S. Dollar Denominated Securities(2)
0-30%

Fundamental IndexPLUS TR:

- Main Investments
FTSE RAFI 1000 Index derivatives backed by a portfolio of short and intermediate maturity fixed-income securities
- Duration
1-6 years
- Credit Quality(1)
B to Aaa; max 10% below Baa
- Non-U.S. Dollar Denominated Securities(2)
0-30%

(1) As rated by Moody's Investors Service, Inc. ("Moody's"), or equivalently rated by Standard & Poor's Ratings Service ("S&P"), or if unrated, determined by PIMCO to be of comparable quality.
(2) Each Fund (except the StocksPLUS Municipal-Backed Fund) may invest beyond these limits in U.S. dollar-denominated securities of non-U.S. issuers.

Effective May 31, 2006, the Prospectus is further supplemented by replacing, in its entirety, the contents of page 19 with the following:

PIMCO Fundamental IndexPLUS Fund
Ticker Symbols:
PFPIX (Inst. Class)
PFPAX (Admin. Class)

Principal Investments and Strategies

- Investment Objective
Seeks total return which exceeds that of the FTSE RAFI 1000 Index
- Fund Focus
FTSE RAFI 1000 Index derivatives backed by a portfolio of short-term fixed income securities
- Average Portfolio Duration
0-1 year
- Credit Quality
B to Aaa; maximum 10% below Baa
- Dividend Frequency
Declared and distributed quarterly

The Fund seeks to exceed the total return of FTSE RAFI 1000 Index (the "Index")
by investing under normal circumstances substantially all of its assets in
Index derivatives, backed by a portfolio of short-term Fixed Income Instruments.
The Fund may invest in common stocks,options, futures, options on futures and swaps. The Fund uses Index derivatives in addition to or in place of Index stocks to attempt to equal or exceed the performance of the Index. The values of Index derivatives closely track changes in the value of the Index. However,
Index derivatives may be purchased with a fraction of the assets that would be needed to purchase the equity securities directly, so that the remainder of the assets may be invested in Fixed Income Instruments. PIMCO actively manages the Fixed Income Instruments held by the Fund with a view toward enhancing the
Fund's total return, subject to an overall portfolio duration which is normally not expected to exceed one year.

The Index is composed of the 1,000 largest publicly-traded U.S. companies, selected from the constituents of the FTSE US All Cap Index. Unlike other indexes, which are frequently comprised of stocks weighted according to their market capitalization, the Index is weighted by a combination of fundamental factors, including normalized cash flow, book values and, if applicable, normalized dividends. Indexes based on market capitalization, such as the S&P
500, generally overweight stocks which are overvalued, and underweight stocks which are undervalued. Indexes based on fundamental factors however, such as the Index, seek to avoid this problem by weighting stocks based on variables that do not depend on the fluctuations of market valuation. The Fund is neither sponsored by nor affiliated with the Index. The Fund seeks to remain invested in Index derivatives or Index stocks even when the Index is declining.

The Fund typically will seek to gain exposure to the Index by investing in total return index swap agreements. In a typical swap agreement, the Fund will receive the price appreciation (or depreciation) on the Index from the counterparty to the swap agreement in exchange for paying the counterparty an agreed upon fee.

Though the Fund does not normally invest directly in Index securities, when
Index derivatives appear to be overvalued relative to the Index, the Fund may invest all of its assets in a "basket" of Index stocks. Individual stocks are selected based on an analysis of the historical correlation between the return of every Index stock and the return on the Index itself. PIMCO will employ fundamental analysis of factors such as earnings and earnings growth, price to earnings ratio, dividend growth, and cash flows to choose among stocks that satisfy the correlation tests. The Fund also may invest in exchange traded funds.

Assets not invested in equity securities or derivatives may be invested in
Fixed Income Instruments. The Fund may invest up to 10% of its total assets in high yield securities ("junk bonds") rated B or higher by Moody's or S&P, or, if unrated, determined by PIMCO to be of comparable quality. The Fund may invest up to 30% of its total assets in securities denominated in foreign currencies and may invest beyond this limit in U.S. dollar denominated securities of foreign issuers. The Fund will normally hedge at least 75% of its exposure to foreign currency to reduce the risk of loss due to fluctuations in currency exchange rates.

Effective May 31, 2006, the Prospectus is further supplemented by replacing, in its entirety, the contents of page 21 with the following:

PIMCO Fundamental IndexPLUS TR Fund
Ticker Symbols:
PXTIX (Inst. Class)
PXTAX (Admin. Class)

Principal Investments and Strategies

- Investment Objective
Seeks total return which exceeds that of the FTSE RAFI 1000 Index
- Fund Category
Equity-Related
- Fund Focus
FTSE RAFI 1000 Index derivatives backed by a portfolio of short and intermediate maturity fixed income securities
- Average Portfolio Duration
1-6 year
- Credit Quality
B to Aaa; maximum 10% below Baa
- Dividend Frequency
Declared and distributed quarterly

The Fund seeks to exceed the total return of the FTSE RAFI 1000 Index (the
"Index") by investing under normal circumstances substantially all of its assets in Index derivatives, backed by a portfolio of short and intermediate term
Fixed Income Instruments. The Fund may invest in common stocks, options, futures, options on futures and swaps. The Fund uses Index derivatives in addition to or in place of Index stocks to attempt to equal or exceed the performance of the Index. The values of Index derivatives closely track changes in the value of the Index. However, Index derivatives may be purchased with a fraction of the assets that would be needed to purchase the equity securities directly, so that the remainder of the assets may be invested in Fixed Income
Instruments. PIMCO actively manages the Fixed Income Instruments held by the
Fund with a view toward enhancing the Fund's total return, subject to an overall portfolio duration which normally varies within a one—to six-year timeframe based on PIMCO's forecast for interest rates.

The Index is composed of the 1,000 largest publicly-traded U.S. companies, selected from the constituents of the FTSE US All Cap Index. Unlike other indexes, which are frequently comprised of stocks weighted according to their market capitalization, the Index is weighted by a combination of fundamental factors, including normalized cash flow, book values and, if applicable, normalized dividends. Indexes based on market capitalization, such as the S&P
500, generally overweight stocks which are overvalued, and underweight stocks which are undervalued. Indexes based on fundamental factors however, such as the Index, seek to avoid this problem by weighting stocks based on variables that do not depend on the fluctuations of market valuation. The Fund is neither sponsored by nor affiliated with the Index. The Fund seeks to remain invested in Index derivatives or Index stocks even when the Index
is declining.

The Fund typically will seek to gain exposure to the Index by investing in total return index swap agreements. In a typical swap agreement, the Fund will receive the price appreciation (or depreciation) on the Index from the counterparty to the swap agreement in exchange for paying the counterparty an agreed upon fee. Because the Index is a proprietary index, there may be a limited number of counterparties willing or able to serve as counterparties to a swap agreement. If such swap agreements are not available, the Fund may invest in other derivative instruments, "baskets" of stocks, or individual securities to replicate the performance of the Index.

Though the Fund does not normally invest directly in Index securities, when
Index derivatives appear to be overvalued relative to the Index, the Fund may invest all of its assets in a "basket" of Index stocks. Individual stocks are selected based on an analysis of the historical correlation between the return of every Index stock and the return on the Index itself. PIMCO will employ fundamental analysis of factors such as earnings and earnings growth, price to earnings ratio, dividend growth, and cash flows to choose among stocks that satisfy the correlation tests. The Fund also may invest in exchange traded funds.

Assets not invested in equity securities or derivatives may be invested in
Fixed Income Instruments. The Fund may invest up to 10% of its total assets in high yield securities ("junk bonds") rated B or higher by Moody's or S&P, or, if unrated, determined by PIMCO to be of comparable quality. The Fund may invest up to 30% of its total assets in securities denominated in foreign currencies and may invest beyond this limit in U.S. dollar denominated securities of foreign issuers. The Fund will normally hedge at least 75% of its exposure to foreign currency to reduce the risk of loss due to fluctuations in currency exchange rates.

Effective May 31, 2006, the Prospectus is further supplemented by replacing, in its entirety, the section entitled "Index Risk" on page 40 with the following:

Because the Fundamental IndexPLUS Fund and the Fundamental IndexPLUS TR Fund
invest in derivatives that are linked to the performance of the FTSE RAFI 1000
Index, they will be subject to the risks associated with changes in that index.
If the FTSE RAFI 1000 Index changes, these Funds could receive lower interest payments (in the case of a debt-related derivative) or experience a reduction in the value of the derivative to below what the Fund paid. Certain indexed securities may create leverage to the extent that they increase or decrease in value at a rate that is a multiple of the changes in the applicable index.

Effective immediately, the Prospectus is further supplemented by replacing, in its entirety, the section entitled "Changes in Investment Objectives and
Policies" on page 69 with the following:

The investment objective of each of the All Asset All Authority, European
StocksPLUS TR Strategy, Far East (ex-Japan) TR Strategy, Fundamental IndexPLUS, Fundamental IndexPLUS
TR, International StocksPLUS TR Strategy, Japanese StocksPLUS TR Strategy,
RealEstateRealReturn Strategy, StocksPLUS Municipal-Backed and StocksPLUS TR
Short Strategy Funds is non-fundamental and may be changed by the Board of
Trustees without shareholder approval. The investment objective of each other
Fund is fundamental and may not be changed without shareholder approval. Unless otherwise stated, all investment policies of the
Funds may be changed by the Board of Trustees without shareholder approval.

Effective May 31, 2006, the Prospectus is further supplemented by replacing the Underlying Fund information with respect to the PIMCO Fundamental IndexPLUS
Fund and PIMCO Fundamental IndexPLUS TR Fund on page 72 with the following:

Equity-Related Funds

Fundamental IndexPLUS

- Main Investments
FTSE RAFI 1000 Index derivatives backed by a portfolio of short-term fixed-
income securities
- Duration Credit Quality(1)
0-1 year B to Aaa; max 10% below Baa
- Non-U.S. Dollar Denominated Securities(2)
0-30%

Fundamental IndexPLUS TR

- Main Investments
FTSE RAFI 1000 Index derivatives backed by a portfolio of short and intermediate maturity fixed-income securities
- Duration Credit Quality(1)
1-6 years B to Aaa; max 10% below Baa
- Non-U.S. Dollar Denominated Securities(2)
0-30%

(1) As rated by Moody's, or equivalently rated by S&P, or if unrated, determined by PIMCO to be of comparable quality.
(2) Each Underlying Fund (except the California Intermediate Municipal Bond,
California Municipal Bond, Long-Term U.S. Government, Low Duration II,
Municipal Bond, New York Municipal Bond, Short Duration Municipal Income,
StocksPLUS Municipal-Backed and Total Return II Funds) may invest beyond these limits in U.S. dollar-denominated securities of non-U.S. issuers.

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PIMCO Municipal Bond Fund Investment Guideline Change:

On February 28, 2006, the Board of Trustees voted to change the investment policy of the PIMCO Municipal Bond Fund (the "Fund") with respect to the limitation on the Fund's investment in high yield

As a result, effective immediately, the second paragraph under the heading
"Principal Investments and Strategies" is replaced in its entirety with the following:

The Fund may invest up to 20% of its net assets in U.S. Government Securities, money market instruments and/or “private activity” bonds. For shareholders subject to the federal alternative minimum tax ("AMT"), distributions derived from “private activity” bonds must be included in their AMT calculations, and as such a portion of the Fund’s distribution may be subject to federal income tax. The Fund invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in Municipal Bonds or “private activity” bonds which are high yield securities (“junk bonds”) rated at least
Ba by Moody’s or BB by S&P, or, if unrated, determined by PIMCO to be of comparable quality. The Fund may invest more than 25% of its total assets in bonds of issuers in California and New York. To the extent that the Fund concentrates its investments in California or New York, it will be subject
California or New York State Specific Risk. The average portfolio duration of this Fund normally varies within a three- to ten-year time frame, based on
PIMCO’s forecast for interest rates. The portfolio manager focuses on bonds with the potential to offer attractive current income, typically looking for bonds that can provide consistently attractive current yields or that are trading at competitive market prices. Capital appreciation, if any, generally arises from decreases in interest rates or improving credit fundamentals for a particular state, municipality or issuer.